As filed with the Securities and Exchange Commission on April 17, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WALGREEN CO.
(Exact name of Registrant as specified in its charter)

Illinois (State of other jurisdiction of incorporation or organization)	36-1924025 (I.R.S. Employer Identification No.)

200 Wilmot Road
Deerfield, Illinois 60015
(Address of Principal Executive Offices) (Zip code)

Walgreen Co. Option 3000 Plan
(Full title of the plan)

Julian A. Oettinger
Senior Vice President, General Counsel and Corporate Secretary
Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015
(Name and address of agent for service)

(847) 914-3004
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.078125 per share (2):
--Reserved and not subject to awards outstanding under the Plan	71,225	$31.10 (3)	$2,215,098	$180.00
--Issuable pursuant to awards outstanding under the plan	10,128,775	$ 29.1875 (4)	$295,633,621	$23,947.00

(1) This registration statement shall also cover any additional shares of Common Stock which become issuable under the plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Walgreen Co. (the "Registrant").

(2) Including the associated preferred share purchase rights (the "Preferred Share Purchase Rights") to purchase Junior Participating Preferred Stock of the Registrant. Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be traded separately from the Common Stock.

(3) Estimated in accordance with Rules 457(c) and (h)(1) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low sale prices for a share of Common Stock of the Registrant as reported on the New York Stock Exchange on April 16, 2003.

(4) In accordance with Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the weighted average exercise price of $29.1875 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed in this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

This Registration Statement incorporates herein by reference the following documents which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant:

  The Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 2002;
  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2002;
  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2003;
  The description of the Common Stock, par value $0.078125 per share, and the associated Preferred Share Purchase Rights contained in the Registrant’s registration statements filed under the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such descriptions.

All other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Julian A. Oettinger, Senior Vice President, General Counsel and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. At the time of rendering his opinion, Mr. Oettinger had a substantial interest in the Registrant, as defined by the rules of the Commission, in that the fair market value of the approximately 170,771 shares of Common Stock beneficially owned by him exceeds $50,000.

Item 6. Indemnification of Directors and Officers.

Provisions of the Illinois Business Corporation Act provide that the Registrant may, and in some circumstances must, indemnify the directors and officers of the Registrant against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statute. Substantially similar provisions that require such indemnification are contained in the Registrant’s By-Laws, which are incorporated herein by reference. The Registrant has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on the 17th day of April, 2003.

WALGREEN CO.
By:	/s/ Roger L. Polark Roger L. Polark Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Bernauer and Roger L. Polark, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on this 17th day of April, 2003.

Signature	Title

/s/ David W. Bernauer David W. Bernauer	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Roger L. Polark Roger L. Polark	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ William M. Rudolphsen William M. Rudolphsen	Controller (Principal Accounting Officer)
/s/ William C. Foote William C. Foote	Director
/s/ James J. Howard James J. Howard	Director
/s/ Alan G. McNally Alan G. McNally	Director
/s/ Cordell Reed Cordell Reed	Director
/s/ Jeffrey A. Rein Jeffrey A. Rein	President, Chief Operating Officer and Director
/s/ David Y. Schwartz David Y. Schwartz	Director
/s/ John B. Schwemm John B. Schwemm	Director
/s/ Marilou M. von Ferstel Marilou M. von Ferstel	Director
/s/ C.R. Walgreen III C.R. Walgreen III	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation of the Registrant, as amended, filed with the Securities and Exchange Commission as Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, and incorporated by reference herein.

4.2

By-Laws of the Registrant, as amended and restated effective as of April 9, 2002, filed with the Securities and Exchange Commission as Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002, and incorporated by reference herein.

4.3

Rights Agreement dated as of July 10, 1996, between the Registrant and Harris Trust and Savings Bank, filed with the Securities and Exchange Commission as Exhibit 1 to Registration Statement on Form 8-A on July 11, 1996 (File No. 1-604), and incorporated by reference herein.

4.4

Walgreen Co. Option 3000 Plan, filed with the Securities and Exchange Commission as Exhibit 10(e) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2003, and incorporated by reference herein.

5.1	Legal Opinion of Julian A. Oettinger, Senior Vice President, General Counsel and Corporate Secretary of the Registrant, as to the legality of the securities being offered (filed herewith).

23.1	Consent of Julian A. Oettinger, Senior Vice President, General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Accountants (filed herewith).

24	Power of Attorney (included on signature page of this Registration Statement).

Exhibit 5.1

April 17, 2003

Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015

Dear Ladies and Gentlemen:

I have acted as counsel for Walgreen Co., an Illinois corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company proposes to register 10,200,000 shares of the Company’s Common Stock (the "Shares") and the related Preferred Share Purchase Rights (the "Rights"). The Shares and Rights are issuable in connection with the Company’s Option 3000 Plan (the "Plan"). I have examined such records and documents as I have deemed necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Shares and the Rights have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Julian A. Oettinger
Julian A. Oettinger
Senior Vice President,
General Counsel and Secretary

Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Walgreen Co. and subsidiaries (the "Company") on Form S-8 of our report dated September 27, 2002, relating to the consolidated financial statements of the Company as of and for the year ended August 31, 2002, incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended August 31, 2002.

/s/ Deloitte & Touche LLP

Chicago, IL
April 16, 2003